FORM 3
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                                                    OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Expires:        September 30, 1998
                                         Estimated average burden
                                         hours per response             0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

                          (Print or Type Responses)


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1. Name and Address of Reporting Person*

   Bankgesellschaft Berlin AG
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   (Last)               (First)              (Middle)

   Alexanderplatz 2
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                        (Street)

   D-10178                Berlin          Germany
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   September 2, 1998
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3. IRS or Identification Number of Reporting Person, if an Entity (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   Scudder Spain and Portugal Fund, Inc.  (IBF)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)

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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                                TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security      2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Onwership
    (Instr. 4)                Beneficially Owned        Form: Direct         (Instr. 4)
                              (Instr. 4)                (D) or Indirect
                                                        (I) (Instr. 5)
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
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    Common Stock, par              662,850                   D
    value $.01 per share
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
* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Inst. 4)       cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date               ---------------------------------      Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deri-           ative         (Instr. 5)
                          ---------------------                           Amount        vative          Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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
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

Explanation of Responses:

              Bankgesellschaft Berlin AG


              By: /s/ Gregory L. Melville                  September 15, 1998
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                 Name:  Gregory L. Melville                       Date
                 Title: Assistant Director

              By: /s/ Moritz A. Sell                       September 15, 1998
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                 Name:  Moritz A. Sell                            Date
                 Title:


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).